Exhibit 99.1

Press Release

San Jose, California August 29, 2003. IMP, Inc. (NasdaqSC: IMPXE) today announced that on August 22, 2003 it received notice from the Nasdaq indicating that IMP, Inc. has failed to comply with Nasdaq's independent director and audit committee rules set forth in Nasdaq Marketplace Rules 4350(c) and 4350(d)(2). These Rules require IMP, Inc. to have at least three independent directors on its board and to have an audit committee consisting solely of independent directors and with at least three members. At this time, IMP, Inc. has no independent directors on its board. Because of its failure to comply with these Rules, IMP, Inc.'s securities are subject to delisting from the Nasdaq SmallCap Market. IMP, Inc. is currently in the process of appealing a decision by Nasdaq to delist its stock from the Nasdaq SmallCap Market.

There can be no assurances that any request made by IMP, Inc. for continued listing will be granted. If IMP, Inc.'s stock is delisted from the Nasdaq
SmallCap Market, its stock will not be immediately eligible to trade on the Over-the-Counter Bulletin Board (OTCBB) because IMP, Inc. is not at this time, current in its reporting obligations under the Securities Exchange Act of 1934 which is a requirement in order to be quoted on the OTCBB. IMP, Inc. plans to take the necessary steps to become eligible for quotation on the OTCBB, but there can be no assurances that it will be successful.

This communication contains forward-looking statements that have been made pursuant to and in reliance on the provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IMP, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including, but not limited to demand for IMP, Inc.'s products, foundry utilization, the ability of IMP, Inc. to develop new products, demand by end-users for the products produced by IMP, Inc.'s customers, and the other risks detailed from time to time in IMP, Inc.'s reports filed with the Securities and Exchange Commission. Words such as "anticipates," "expects," "intends," "plan," "believe," "seeks," "estimates," and variations of such words and similar expressions relating to the future operations are intended to identify forward-looking statements.

All forward-looking statements are based on IMP, Inc.'s current expectations, estimates, projections, beliefs and plans or objectives about its business and its industry. These statements are not guarantees of future performance and are subject to risk and uncertainty. Actual results may differ materially from those predicted or implied in any such forward-looking statement.

IMP, Inc. undertakes no obligation to update any forward-looking statement, whether as a result of new information relating to existing conditions, future events or otherwise. However, readers should carefully review future reports and documents that IMP, Inc. files from time to time with the Securities and Exchange Commission, such as its quarterly reports on Form 10-Q (particularly "Management's Discussion and Analysis of Financial Condition and Results of Operations") and any current reports on Form 8-K.